As filed with the Securities and Exchange Commission on June 8, 2004

Registration No. 333-114028

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

Amendment No. 1 to

Registration Statement

Under

The Securities Act of 1933

CYBEX INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

New York	_______________	11-1731581
(State of jurisdiction of incorporation or organization)	Primary Standard Industrial Classification Code Number	(I.R.S. Employer Identification No.)

10 TROTTER DRIVE

MEDWAY, MA 02053

(508) 533-4300

(Address, including zip code, and telephone

number, including area code, of

registrant’s principal executive offices)

ARTHUR W. HICKS

10 TROTTER DRIVE

MEDWAY, MA 02053

(508) 533-4300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

JAMES H. CARLL, ESQUIRE

ARCHER & GREINER, P.C.

ONE CENTENNIAL SQUARE

HADDONFIELD, NJ 08033

(856) 795-2121

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest investment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

PROSPECTUS

CYBEX INTERNATIONAL, INC.

10 Trotter Drive

Medway, Massachusetts 02053

(508) 533-4300

189,640 Shares of

Common Stock

The selling shareholders listed in this Prospectus may offer and resell 189,640 shares of Cybex International, Inc. (“Cybex”, “we” or “the Company”) common stock under this Prospectus upon the exercise of certain warrants originally issued in connection with a private loan transaction in July 2003. This Prospectus covers the sale of 189,640 shares (the “Shares”) of the common stock of Cybex offered for the account of the selling shareholders. We will not receive any of the proceeds from the sale of the Shares.

Our common stock is traded on the American Stock Exchange under the symbol “CYB.” On June 4, 2004, the last sale price of our common stock as reported on the American Stock Exchange was $4.30 per share.

The information in this Prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

See the section titled “Risk Factors” beginning on page 4 to read about certain factors you should consider before buying the Shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is June 8, 2004

ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”). The Prospectus relates to 189,640 shares (the “Shares”) of our common stock issuable to the selling security holders upon exercise of warrants originally issued to Hilco Capital, LP in July 2003 in connection with a private loan transaction. Pursuant to a warrantholders rights agreement, dated July 16, 2003, we have agreed to file with the SEC a shelf registration statement, of which this Prospectus forms a part, to cover the shares of common stock issuable upon exercise of such warrants, and to use our best efforts to maintain such registration statement effective. We will not receive any of the proceeds from these sales. We have agreed to pay the expenses incurred in registering the Shares, including legal and accounting fees.

The Shares have not been registered under the securities laws of any state or other jurisdiction as of the date of this Prospectus. Brokers or dealers should confirm the existence of an exemption from registration or effectuate such registration in connection with any offer and sale of the Shares.

This Prospectus describes certain risk factors that you should consider before purchasing the Shares. See “Risk Factors” beginning on page 4. You should read this Prospectus together with the additional information described under the heading “Where Can You Find More Information.”

LEGAL MATTERS	11

INFORMATION NOT REQUIRED IN PROSPECTUS	12

SIGNATURES	15

RISK FACTORS

An investment in the Shares involves a high degree of risk. You should consider carefully the following risk factors, together with the other information in this Prospectus, before buying any Shares. You should also be aware that certain statements contained in this Prospectus that are not related to historical results are forward-looking statements. These forward-looking statements, such as statements of our strategies, plans, objectives, expectations and intentions, involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements.

Leverage

We have incurred a substantial amount of indebtedness. This leverage may have several important consequences, including significant debt service and vulnerability to changes in interest rates. This leverage may also significantly limit our ability to withstand adverse economic or business conditions and competitive pressures and to take advantage of any significant business opportunities that may arise. In particular, a continuation of the losses we have experienced in recent years could result in the inability to meet debt service on or the financial covenants pertaining to our indebtedness, which could result in the acceleration of the debt.

Losses; Reduced Sales

In December 2000, in response to a fourth quarter 2000 decrease in net sales, we announced a restructuring plan designed to streamline operations, improve efficiency and reduce costs. Our net sales increased in 2003 after continuing to decline in 2001 and 2002. Net sales for 2003, while approximately 28% below 2000 results, exceeded 2002 net sales by approximately 9.4%. We believe that the decrease in sales that began in 2000 was primarily due to economic conditions with the national recession having a strong impact on our business segment, and to tightened credit standards and other policies adopted as part of the restructuring plan, and that the increase in 2003 sales was largely based on sales of our Arc Trainer product, which we introduced in the second half of 2002. While we had an operating profit in 2001, 2002 and 2003, we incurred losses in each year from 2000 through 2003. The incurrence of further losses or a further reduction of net sales could have a material adverse effect on our business prospects, liquidity, and financial condition.

Control By Major Shareholders

John Aglialoro, Joan Carter and UM Holdings Ltd., who are related parties, collectively own a majority of our outstanding common stock. In addition, UM Holdings Ltd owns all of the outstanding shares of our Series B Preferred Stock which, if approved by our shareholders, which approval is assured, will become convertible from and after June 30, 2004 into 3,288,600 shares of our common stock. Such shareholders have the ability to control or significantly influence (i) the election of our Board of Directors, and thus our future direction and (ii) the outcome of all other matters submitted to our shareholders, including mergers, consolidations and the sale of all or substantially all of our assets.

Litigation

We are involved in a variety of litigation, including with respect to product liability, intellectual property rights and disputes with dealers and a person from whom we acquired a business. An adverse determination in such litigation could have a material adverse effect on our business prospects, liquidity or financial condition. We expect that we will continue to be subject to litigation in the ordinary course of business.

A judgment in the amount of approximately $2,400,000 was recently entered against us in the litigation, Kirila, et. al. v. Cybex International, Inc., et al. This litigation, together with other items of litigation affecting us, is described more fully in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

Preferred Stock

Our Series B Preferred Stock has rights senior to our common stock, which could adversely affect the holders of the common stock, including the economic value of the common stock. For example, the terms of the Series B Preferred Stock include an obligation to pay cumulative dividends of 10% of the original issuance price ($4,900,000), before any dividends are paid to the holders of the common stock. Dividends not paid in any year accumulate and are payable before any dividends are paid on the common stock. These cumulative dividends if paid in cash would deplete our cash resources or, if paid in stock, would dilute our common shareholders. In the event of a liquidation, the holders of our outstanding Series B Preferred Stock also will receive an amount equal to the original issuance price plus all accrued but unpaid dividends, before any distributions are made to the holders of the common stock. Subject to approval at the 2004 Annual Meeting (which approval is assured), the outstanding Series B Preferred Stock will, from and after June 30, 2004, be convertible at the option of the holder into 3,288,600 shares of common stock. Additionally, if UM Holdings Ltd. suffers a loss with respect to certain collateral support provided to us, we will satisfy our reimbursement obligation by issuing additional shares of Series B Preferred Stock. In addition, our Board has the ability to issue, without approval by the common shareholders, additional shares of Series B Preferred Stock or another class of preferred stock, with the new class having such rights and preferences as the Board may determine in its discretion.

Product Development

The development and improvement of new and existing products is an important competitive factor in our industry, and our plan includes the continued development of cardiovascular and strength products. A failure of this development program, or the development of innovative products by our competitors, could harm our business.

Competition

The market in which we operate is highly competitive. Numerous companies manufacture, sell or distribute exercise equipment. Our competitors vary according to product line and include companies with greater name recognition and more extensive financial and other resources than we enjoy.

Retention of Key Personnel

We compete for the services of qualified personnel. The failure to retain and attract qualified personnel or the loss of any of our current key executives or key members of our staff could harm our business.

International Risks

Approximately 26% and 28%, respectively, of our sales in 2002 and 2003 were derived from outside the United States and Canada. Political or economic changes or currency fluctuations in countries in which we do business could harm our future revenues, expenses and financial condition.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any documents we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC’s public-reference rooms in New York, N.Y. and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov. You may visit our web site at http://www.eCybex.com.

The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information that we file with the SEC will automatically update and supercede this Prospectus. We incorporate by reference the following documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the selling shareholders sell all of the Shares:

•	Quarterly Report on Form 10-Q for the quarterly period ended March 27, 2004;

•	Annual report on Form 10-K for the year ended December 31, 2003; and

•	The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A, filed on April 10, 1970, pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Cybex International, Inc.

10 Trotter Drive

Medway, Massachusetts 02053

(508) 533-4300

You should rely only on the information incorporated by reference or provided in this Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling shareholders should not make an offer of the Shares in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

ABOUT CYBEX

General

Cybex is a New York corporation which is a leading manufacturer of exercise equipment. We are comprised of three formerly independent companies, Cybex, Trotter Inc. and Tectrix Fitness Equipment, Inc. We have a wholly-owned finance subsidiary, Cybex Capital Corporation, which arranges equipment leases and other financings for our products, primarily to our commercial domestic customer base. We operate in a one business segment.

We develop, manufacture and market premium performance, professional quality exercise equipment products for the commercial and consumer markets. These products can generally be grouped into two major categories: cardiovascular products and strength systems.

Our products are of professional quality and are believed to be among the best in the category in which they compete, featuring high performance and durability suitable for utilization in health clubs or by professional athletes. Accordingly, the majority of our products are premium priced.

We market our products to commercial customers and to individuals interested in purchasing premium quality equipment for use in the home. A commercial customer is defined as any purchaser who does not intend the product for home use. Typical commercial customers are health clubs, corporate fitness centers, hotels, resorts, spas, educational institutions, sports teams, sports medicine clinics, military installations and community centers. We distribute our products through independent authorized dealers, our own sales force, international distributors and our e-commerce web site (www.eCybex.com).

Our principal executive offices are located at 10 Trotter Drive, Medway, Massachusetts

02053 – telephone number (508) 533-4300. For further information about Cybex, see

“Where You Can Find More Information” starting on page 6.

DIVIDEND POLICY

Our present policy is to retain any future earnings to provide funds for the operation and expansion of our business. In addition, under our credit agreements, we currently do not have the ability to pay dividends, and no dividends can be paid on our common stock until all accrued dividends on our Series B Preferred Stock have been paid.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling security holders.

SELLING SHAREHOLDERS

The shares of common stock covered by this Prospectus, are being registered for the account of the selling shareholders named in the table below in order to permit the selling shareholders and any of their respective pledgees, assignees and successors-in-interest to offer the respective shares for resale from time to time. Such shares of common stock are issuable upon exercise of warrants originally issued to Hilco Capital, LP (“Hilco”) in July 16, 2003 in connection with a private financing transaction. Pursuant to the terms of the warrants, the holder thereof is entitled to purchase 189,640 shares of the Company’s common stock at a purchase price of $0.10 per share at any time prior to the five year anniversary of the date thereof.

In connection with the transaction, we entered into a warrantholders rights agreement, dated July 16, 2003, with the warrantholders party thereto, pursuant to which we agreed to file with the SEC a shelf registration statement, of which this Prospectus forms a part, to cover the shares of common stock issuable upon exercise of the warrants. We also are required pursuant to the warrantholders rights agreement to use our best efforts to maintain such registration statement effective.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the common stock by each of the selling shareholders. The second column lists the number of shares of common stock beneficially owned by the selling shareholders, based on their ownership of the warrants, as of June 8, 2004, assuming exercise of the warrants by the selling shareholders on that date, without regard to any limitations on exercise. The third column lists the shares of common stock being offered by this Prospectus by the selling shareholders. The fourth column assumes the sale of all of the shares of common stock offered by the selling shareholders pursuant to the terms of this Prospectus.

The selling shareholders or their pledgees, assignees or successors-in-interest may sell all, some or none of its shares in this offering. See “Plan of Distribution”.

Name	Number of Shares Beneficially Owned Prior to the Offering	Maximum Number of Shares to be Sold Pursuant to this Prospectus	Shares Beneficially Owned After Offering (1)
Hilco Capital, LP (2)	189,640	189,640	0

(1)	Assumes the sale of all the Shares offered by this Prospectus. We are unable to determine the exact number of shares that will actually be sold pursuant to this Prospectus.

(2)	Consists of shares to be issued upon exercise of warrants dated July 16, 2003, all of which are registered for resale under this Prospectus. These shares represent 2.14% of the outstanding common stock on a diluted basis (based upon the shares of common stock outstanding as of May 7, 2004, as adjusted to reflect the exercise of the warrants).

PLAN OF DISTRIBUTION

The selling shareholders may, from time to time, sell any or all of the shares of common stock beneficially owned by them and offered hereby directly or through one or more underwriters, broker-dealers or agents. If the common stock is sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

(i) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

(ii) block trades in which a broker-dealer will attempt to sell registrable shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(iii) purchases by a broker-dealer as principal and resale by a broker-dealer for its account;

(iv) an exchange distribution in accordance with the rules of any applicable exchange;

(v) privately negotiated transactions;

(vi) short sales;

(vii) broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

(viii) a combination of any such methods of sale; and

(ix) any other method permitted pursuant to applicable law.

Any selling shareholder may also resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of Rule 144.

If a selling shareholder effects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the common stock or otherwise, a selling shareholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. A selling shareholder may also sell shares of common stock short and deliver shares of common stock covered by this Prospectus to close out short positions. Each selling shareholder may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

Each selling shareholder may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this Prospectus or any amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors-in-interest as selling shareholders under this Prospectus. Each selling shareholder also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this Prospectus.

Each selling shareholder and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed, to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a Prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from each selling shareholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this Prospectus forms a part.

Each selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the warrantholders rights agreement, estimated to be $12,074.24 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all applicable underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the warrantholders rights agreement, or the selling shareholders will be entitled to contribution. We may be indemnified by a selling shareholder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this Prospectus, in accordance with the warrantholders rights agreement, or we may be entitled to contribution.

Once sold under the shelf registration statement, of which this Prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

EXPERTS

The consolidated financial statements and financial statement schedule of Cybex International, Inc. and subsidiaries as of December 31, 2003 and 2002, and for the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the December 31, 2003 and 2002 consolidated financial statements contains an explanatory paragraph that states that the 2001 consolidated financial statements and financial statement schedule of Cybex were audited by other auditors who have ceased operations. In addition, it refers to KPMG LLP’s audit of the disclosures that were added to revise the 2001 consolidated financial statements, as more fully described in Note 2 to the consolidated financial statements. However, KPMG LLP was not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements of Cybex other than with respect to such disclosures.

The consolidated financial statements of Cybex for the year ended December 31, 2001, incorporated by reference herein, have been audited by Arthur Andersen LLP, independent auditors, as set forth in their report thereon incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Arthur Andersen LLP’s report on the financial statements of Cybex incorporated by reference herein is a copy of such report and has not been reissued by Arthur Andersen LLP.

LEGAL MATTERS

The validity of the Shares offered in this Prospectus has been passed upon for us by Archer & Greiner, P.C., Haddonfield, New Jersey. James H. Carll, a member of Archer & Greiner, P.C., is a director of the Company.

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

The expenses of the Registrant in connection with the distribution of the securities being registered hereunder are set forth below and will be borne by the Registrant. All expenses are estimated other than the SEC registration fee.

SEC registration fee	$74.24
Printing expenses	$2,000.00
Attorneys’ fees and expenses	$5,000.00
Accountants’ fees and expenses	$3,000.00
Miscellaneous	$2,000.00
TOTAL	$12,074.24

Indemnification of Directors and Officers

Under Section 722 of Article 7 of the New York Business Corporation Law, the Company must indemnify each of its directors and officers against his expenses (that is, reasonable costs, disbursements and counsel fees) in connection with any proceeding involving such person by reason of his having been an officer, director, employee or agent of the Company, or who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the extent he is successful on the merits. Moreover, under such statutory provision the Company has the corporate power to indemnify its officers and directors against expenses and (in the case of proceedings other than those by or in the right of the Company) liabilities incurred in such a proceeding, provided (i) the officer or director has acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company and (ii) with respect to any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. In the case of a proceeding by or in the right of the Company, however, such indemnification is not permitted if the individual is adjudged to be liable to the Company, unless a court determines that he is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The determination of whether indemnification is proper under the circumstances, unless made by a court, is determined by a majority of the disinterested members of the Board of Directors or committee thereof, by independent legal counsel if a quorum of the disinterested members of the Board of Directors or committee thereof is not available or if the disinterested members of the Board of Directors or a committee thereof so direct, or by the stockholders.

The Company’s Bylaws require the Company to indemnify each director and officer if Section 722 of the New York Business Corporation Law permits the Company to do so.

The Company has purchased a directors’ and officers’ liability insurance policy, which affords officers and directors insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

Exhibits.

Number	Description

5	Opinion of Archer & Greiner, P.C.*

23.1	Consent of Archer & Greiner, P.C. – See Exhibit 5*

23.2	Consent of KPMG LLP

23.3	Notice Regarding Consent of Arthur Andersen LLP*

24	Power of Attorney of Directors and Officers – See Signature Page*

*	Filed with Registration Statement on March 30, 2004.

Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in the information set forth in the registration statement;) provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For determining any liability under the Securities Act, it will treat the information omitted from the form of Prospectus filed as a part of this Registration Statement in reliance upon Rule 430(A) and contained in a form of Prospectus filed by the Company under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

(2) For the purpose of determining any liability under the Securities Act, it will treat each post-effective Amendment that contains a form of Prospectus as a new Registration Statement for the securities offered in the Registration Statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registration certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Medway, Commonwealth of Massachusetts, on June 8, 2004.

CYBEX INTERNATIONAL, INC.

By:	/s/ John Aglialoro
JOHN AGLIALORO,
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: June 8, 2004	/s/ John Aglialoro
John Aglialoro
Chairman and Chief Executive Officer

Date: June 8, 2004	/s/ Arthur W. Hicks, Jr.
Arthur W. Hicks, Jr.
Director and Chief Financial Officer

Date: June 8, 2004	/s/ James H. Carll
James H. Carll
Director

Date: June 8, 2004	*
Joan Carter
Director

Date: June 8, 2004	*
Jerry Lee
Director

Date: June 8, 2004	*
Harvey Morgan
Director

Date: June 8, 2004	*
Alan H. Weingarten
Director

* By:	/s/ Arthur W. Hicks, Jr.
Arthur W. Hicks, Jr.,
Attorney-in-Fact

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